Exhibit 10.9

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (“Agreement”) is entered into by and between Michael Hagedorn (“Employee”) and UMB Bank, N.A. (“UMB”). For purposes of this Agreement, UMB, UMB’s parent, UMB Financial Corporation, and each of the latter’s subsidiaries, are sometimes  referred to individually as a “UMB Entity” and collectively as the “UMB Entities”).   This Agreement was given to Employee by UMB on October 2, 2018. In consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1.Termination of Employment: The parties acknowledge and agree that Employee’s employment with UMB ends effective on the close of business on the 2nd day of November, 2018 (the “Termination Date”). This Agreement does not affect Employee’s benefits, if any, which were vested under the terms of a fringe benefit plan of any of the UMB Entities as of the Termination Date. Employee does not have any work-related injuries or illness.

2.UMB’s Consideration: Employee and UMB intend an amicable separation. While not obligated to do so by any law, policy or contract, upon Employee’s execution of this Agreement and expiration of the seven (7) day revocation period set forth in Section 15, UMB agrees (subject to the other terms of this Agreement), to pay Employee the sum of $1,750,000.00 (the “Severance Payment”), less any withholdings required to be made by federal, state, or local law. The above sum does not include any amounts to which Employee may be entitled in connection with her/his unused and accrued paid time off as of the Termination Date. This sum does include any severance payment(s) to which Employee may be entitled under any severance plans or policies of any UMB Entity.  The Severance Payment shall be paid to Employee in one (1) installment not later than thirty (30) days after the expiration of the revocation period set forth in Section 15.

Any amounts that UMB is legally required to withhold from the Severance Payment shall be deemed to have been paid to Employee for purposes of determining whether UMB has fulfilled its obligations under this Section. Employee further acknowledges and agrees that, notwithstanding any withholding by UMB, she/he shall be solely responsible for the payments of any additional taxes and/or penalties that may be assessed against her/him on such Severance Payment.

3.Employee’s Consideration: Employee hereby forever waives, releases, absolves, and discharges UMB and each other UMB Entity, and each of its and their predecessors, successors, assigns, affiliates, subsidiaries, agents, officers, employees, directors, and shareholders (collectively, the “Released Parties”) from any and all claims, charges, demands for relief, or causes of action, whether known or unknown, arising from acts or omissions of UMB or any of the other Released Parties, or any of their respective agents, occurring any time on or before the date of Employee’s execution of this Agreement.

This Agreement and release includes, but is not limited to any claim under any local, state, or federal employment discrimination statute, including, but not limited to, the Missouri Worker’s Compensation Laws, Chapter 27, R.S.Mo., the Missouri Wage, Hour, and Dismissal Right Statutes, Chapter 290, R.S.Mo., the Missouri Humans Rights Act, Chapter 213 R.S.Mo., the Kansas City Human Relations Ordinance, the Kansas Act Against Discrimination, the Kansas Age

Discrimination in Employment Act, the Arizona Civil Rights Act, A.R.S. Section 41-1401 et seq., the Arizona Workers Compensation laws, A.R.S. Section 230-101 et seq., the Colorado Civil Rights Statutes, the Wisconsin employment discrimination acts, the Illinois Human Rights Act, Chapter 775, ILCS, the Illinois Workers’ Compensation Act, the Illinois Workers’ Occupational Diseases Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Personnel Record Review Act, all Illinois labor and employment statutes, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New York State Human Rights Law, the New York City Human Rights Law, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Older Worker Benefits Protection Act, the Lilly Ledbetter Fair Pay Act and any and all claims under any other federal, state, or local statute, regulation, constitution, or under any express or implied contract, or under common law or any rule of law, or under any tort theory or cause of action, or under any other legal or equitable theory whatsoever.

Employee further agrees that this full and complete release includes the satisfaction of any claim she/he may have including, but not limited to, personal injuries, emotional distress, lost wages, lost benefits, general damages, consequential damages, liquidated damages, punitive damages, reinstatement, pre-judgment interest, attorneys’ fees, costs, expenses, or any other form of legal or equitable relief.

Employee represents that she/he has not filed any complaints or claims against any of the Released Parties, and agrees that she/he will not do so at any time hereafter and that, in the event any complaint or claim is filed on her/his behalf, she/he will, except as expressly provided in this section below, take prompt action to dismiss it with prejudice.

However, Employee does not waive the right to:

(a)	keep any payment made by UMB pursuant to this Agreement (unless Employee revokes or breaches this Agreement);
(b)	keep any benefit that vested prior to Employee’s Termination Date;
(c)	elect health care coverage under COBRA, or under any applicable state law concerning continuation of health coverage, unless she/he is ineligible for such coverage;
(d)	receive payment of any unused but accrued paid time off that Employee would otherwise be entitled to as of the Termination Date in accordance with the paid time off policies of any UMB Entity;
(e)

apply for unemployment compensation benefits following the Termination Date and UMB agrees that it will not contest any truthful application by Employee for such unemployment compensation benefits if UMB was a base period employer and if Employee is actively seeking work; and

(f)

file a charge with the Equal Employment Opportunity Commission (EEOC), similar state or local discrimination agency or the National Labor Relations Board (NLRB) or participate in an EEOC investigation or proceeding, but Employee does waive any right to recover any relief whatsoever in such charges, suits or claims by EEOC (or similar state or local agency) or NLRB as a result of charges filed with said agencies or suits filed on her/his behalf.

4.Service Letter: Employee acknowledges and agrees that she/he will not request a “service letter” under R.S. Mo. § 290.140, or any other state or local law, or any other writing regarding Employee’s employment with any UMB Entity, and Employee further waives any and all legal and/or equitable claims that arise or may arise under any such statutes.

5.Reinstatement: Employee may apply for open positions at UMB, but Employee acknowledges and agrees that she/he is not entitled to reinstatement to employment.

6.Confidentiality:  Employee represents that she/he has maintained and agrees that she/he shall forever maintain the confidentiality of the terms of this Agreement.  Employee agrees not to disclose the terms of this Agreement to any person except to Employee’s spouse, attorneys, financial advisors, or as required or compelled by law (and Employee will instruct such persons to keep confidential the terms of this Agreement). Employee acknowledges that compliance with the terms of this section is material to her/his performance under this Agreement and that any breach or threatened breach by Employee of her/his obligations under this section may cause UMB to be irreparably harmed for which there is no adequate remedy at law.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by UMB of any reporting described in clause (i).

Employee agrees that in the event she/he breaches or threatens to breach any aspect of this section, UMB shall be entitled to an injunctive relief order to prevent such harm. Nothing in this Agreement shall be construed to prohibit UMB from also pursuing any other remedy allowed by law. Further, in the event Employee breaches any aspect of this section, Employee agrees to repay to UMB any payments made pursuant to this Agreement as well as all of UMB’s costs and expenses, including reasonable attorney’s fees, incurred by UMB to enforce the terms of this section.  No such repayment shall invalidate or in any way affect the effectiveness of Employee’s release of claims under the provisions of section 3 of this Agreement.

Employee further warrants and agrees that: (1) she/he has not and shall not directly or indirectly use or disclose any trade secrets, information relating to marketing or sales efforts, confidential information, or any data or information regarding any UMB Entity or any UMB Entity’s prospects, customers, customer accounts, transactions, policies or procedures, security procedures, marketing plans, investment plans and strategies, pricing, product development, software, source code, MIS products or procedures, nonpublic financial data, financial forecasts, employment or personnel practices, salaries, employees, benefits, or any other trade secret or confidential information belonging to any UMB Entity; (2) she/he will immediately return to UMB any computers, data storage devices, Blackberry or like devices, phones, security tokens, PDA’s files, books, records, documents, computer disks, code, software, customer lists, prospect list, written or electronic materials or notes, or any other documents, materials, or information belonging to any UMB Entity, including all originals and any copies of such materials; and (3) she/he has otherwise complied with and fulfilled, and shall hereafter comply with and fulfill, all provisions and requirements of the UMB Associate Handbook, including the UMB Code of Conduct, the UMB Code of Ethics, and including (without limitation) all provisions set out on Exhibit 1 attached hereto that purport to apply to her/him and govern her/his conduct during periods of time after her/his termination of UMB employment.

Without limitation on the foregoing, Employee expressly agrees:

(a)

she/he shall not hereafter use, reveal or permit the disclosure of any “Confidential Information” (as such term is defined in the Code of Ethics, relevant portions thereof being attached hereto as Exhibit 1) or any information of the type described in subsection (1) of the preceding paragraph, to any person or entity for any purpose whatsoever;

(b)	she/he shall not, for a period of one year hereafter, directly or indirectly solicit or induce any associate of any UMB Entity to terminate her/his employment with such UMB Entity; and
(c)

she/he will not for a period of one year hereafter, directly or indirectly, solicit business from, or sell products or services (if of a type that are offered by a UMB Entity or that competitive with those offered by a UMB Entity) to, any person or entity who is or was a customer of any UMB Entity within the 2-year period preceding the date that this Agreement was signed by her/him and with whom she/he had contacts or communications during such 2-year period.

7.No Admission Of Liability: Employee and UMB each denies any liability or wrongdoing and agrees that this Agreement does not indicate any wrongdoing or liability. Neither the negotiation nor the execution of this Agreement shall constitute an acknowledgment or admission of guilt, fault, or liability by any party.

8.Entire Agreement: Except for any confidentiality, nonsolicitation, and noncompetition agreements that might exist between the parties, Employee and UMB stipulate that any and all prior agreements that are not embodied in this Agreement are of no force and effect.  The parties agree that this Agreement does not in any way diminish or supersede any noncompetition, nonsolicitation, or confidentiality obligations of Employee, including any Confidentiality, Nonsolicitation and Intellectual Property Ownership Agreement.  No modification of this Agreement shall be valid unless set forth in writing and signed by the parties.

9.Severability: In the event any portion of this Agreement is held to be unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be enforced in harmony with the purpose of the Agreement and the intent of the parties at the time of its making.

10.Applicable Law: To the extent not governed by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Missouri without regard to conflict of law provisions.

11.Successors: This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as upon their heirs, next of kin, executors, administrators, successors, and assigns.

12.Arbitration: Any claim of a breach of this Agreement or that this Agreement is not enforceable to any extent will be resolved only in arbitration before a single arbitrator and not in any court.  However, Employee and UMB may obtain injunctive relief in court. The arbitration procedures shall be under the Missouri Uniform Arbitration Act or, if it is no longer in existence, the Uniform Arbitration Act. Each party shall pay one-half of the arbitrator’s fees and expenses. Any claim is permanently waived unless written notice of the basis of the claim is provided to the other party within 180 days after the claiming party first knew of the existence of the general facts underlying the claim. All arbitration hearings must commence within 90 days after the written notice of the claim. The arbitrator’s authority is only to apply the terms of this Agreement. This Agreement will be interpreted and enforced only under the laws of Missouri and applicable federal statutes.

13.Future Communication.  Employee agrees not to disparage or make negative comments about UMB or its employees to any person or entity.

14.Section 409A. All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision).  Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible.   “Termination of employment” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, Employee’s “separation from service” as defined by Section 409A.  If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid with the first payroll after the end of such six-month period, or, if earlier, within thirty (30) days following Employee’s death.  If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year.  Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee.  Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the UMB Entities have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

15.Acknowledgments: Employee acknowledges and agrees that by entering into this Agreement, she/he is, among other things, waiving any and all rights that she/he may have arising from the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:

(a)	Employee is entering this Agreement voluntarily.
(b)

Employee understands and agrees that, by signing this Agreement, she/he is giving up any right to file legal proceedings against any UMB Entity arising before the date of the Agreement. Employee is not waiving (or giving up) rights or claims that may arise after the date the Agreement is executed.

(c)	In return for this Agreement, Employee will receive compensation in addition to that which she/he was already entitled to receive before entering this Agreement.
(d)	Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.
(e)

Employee understands that she/he has had at least twenty-one (21) days from the day she/he received this Agreement, not counting the day upon which she/he received it, to consider whether she/he wishes to sign this Agreement. Employee further acknowledges that if she/he signs this Agreement before the end of the twenty-one (21) day period, it will be her/his personal, voluntary decision to do so and she/he has not been pressured to make a decision sooner.  Changes to this Agreement agreed to by the parties during the 21-day consideration period will not restart the 21-day period.

(f)

Employee further understands that she/he may rescind (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it. Employee agrees that the rescission must be in writing and hand-delivered or mailed to UMB. If mailed, the rescission must be postmarked within the seven (7) day period, properly addressed to UMB Bank, N.A., ATTN: Sterling Stanford, 1010 Grand Boulevard, Kansas City, Missouri, 64106 ; and sent by certified mail, return receipt requested.

(g)

THAT EMPLOYEE SIGNS THIS AGREEMENT AS HER/HIS OWN FREE ACT AND DEED, WITHOUT ANY COERCION OR DURESS, AND THAT EMPLOYEE HEREBY RELEASES THE RIGHTS (INCLUDING ANY RIGHT TO SUE) AND CLAIMS AS SET FORTH ABOVE IN EXCHANGE FOR THE PAYMENT REFERRED TO ABOVE, WHICH EMPLOYEE ACKNOWLEDGES AND AGREES IS NOT A PAYMENT OR BENEFIT TO WHICH EMPLOYEE IS ALREADY ENTITLED.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated

This agreement contains a mandatory Arbitration provision.

UMB Bank N.A.

By:___________________________________Date:_________________________

SVP/Director of Associate Relations

Michael Hagedorn

______________________________________Date:_________________________

Employee’s Signature

WAIVER OF 21-DAY CONSIDERATION PERIOD

I, understand that I have the right to take at least 21 days to consider whether to sign the Agreement and Release, which I received on October 2, 2018. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I have knowingly and voluntarily agreed to waive the remainder of the 21-day consideration period.

Date:

Associate

Exhibit 1

Excerpt from UMB Code of Conduct & Policies

Confidentiality

During the course of their association with the Company, associates and directors may have access to certain information that the Company treats as confidential, secret, proprietary and otherwise not available to the public (“Confidential Information”). Such Confidential Information may include the following:

• Information about existing or potential customers and their identities, addresses, accounts, transactions, assets or other personal information;

• Information about existing or potential vendors;

• Internal financial information, including nonpublic financial data, budgets, financial forecasts, or business plans;

• Intellectual property including patents, software, programming, databases, copyrights, and technical or scientific information relating to current and future products or services or research;

• Competitive information including price lists, and nonpublic information relating to products and marketing strategies;

• Investment information, including investment plans, strategies, working lists, and models;

• Information intended solely for internal use such as internal memos;

• Information about potential acquisitions, divestitures or other strategic initiatives.

Associates should assume that any document or information of the type described above, as well as any other documents or information that the Company does not disclose publicly are intended by the Company to be sensitive and confidential, and to be treated as Confidential Information. Confidential Information must only be used for legitimate business purposes and must not be disclosed to any person (including any other Company associate and/or director) who is not authorized to receive the information or has no need to know the information. Confidential Information must never be used for personal gain or benefit. Confidential Information about the Company’s customers must always be protected. It should be disclosed within the Company and to non-affiliated third parties only in accordance with applicable laws and rules (“Applicable Legal Requirements”) and applicable Company policies.

Credit or related information concerning a customer shall not be disclosed to associates of any business unit that is engaged in investment advisory or securities trading activities, when such information could be used to influence the purchase or sale of securities.

The restrictions regarding confidentiality outlined above continue after an associate or director’s association with the Company has been terminated. Associates and directors must surrender to the Company in good condition all copies of files, records, documents, memoranda, computer disks, equipment and other property and documents belonging to the Company or containing Confidential Information upon termination of the associate’s or director’s association with the Company.

8.01

January 28, 2014

Non Solicitation of Associates and Customers

During the course of each Officer’s career at the Company, he or she may be introduced to customers or prospects, develop relationships and contacts with them, and obtain a great deal of information regarding them and their operations. In many instances, the Company may initiate or promote the Officer’s relationship or sponsor the Officer’s involvement in organizations and other activities where such contacts and relationships are made or developed.

Because of such introductions and support, the Company is entitled to the benefit of those contacts and relationships. Accordingly, for a reasonable period of time after an Officer leaves the employment of the Company, he or she should not use contacts, relationships, information or other assets obtained or developed during his or her association with the Company to solicit or obtain customers or business, or assist anyone else in doing so.

• Company associates: While employed by the Company and for one year after the termination of his or her employment with the Company, no Officer shall directly or indirectly solicit or induce any current associate or contingent worker of the Company to terminate his or her employment or engagement with the Company.

• Company customers: While employed by the Company and for one year after termination of his or her employment with the Company, no Officer shall directly or indirectly solicit or induce any current UMB customers or clients he or she serviced (or with whom Officer had contacts or communications). This includes customers or clients with whom the Officer gained confidential information during the 24-month period preceding such Officer’s separation from employment in an attempt to divert, transfer or otherwise take away business from UMB.

.

The above limitations on solicitations of business and sales of services and products apply only to business, services and products that are of a type offered by the Company or are similar or competitive therewith. Solicitation includes initiating contact with clients for purposes of notifying them of new or subsequent places of employment or for purposes of encouraging or inducing them to transfer their accounts to a new company.

7.11

March 2, 2015